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                                                                       EXHIBIT 5

                                                       May 17, 2006

Investors Bank & Trust Company
John Hancock Tower
200 Clarendon Street
Boston, MA  02116

Re: Amendment to the Transfer Agency and Service Agreement (the "Agreement"), dated August 1, 1991, by and among GMO Trust, Grantham, Mayo, Van Otterloo & Co. LLC and Investors Bank & Trust Co., as amended.

Ladies and Gentlemen:

            Pursuant to Article 17 of the Agreement, GMO Trust (the "Trust") hereby notifies you that it has created two new series of shares, namely, GMO Strategic Fixed Income Fund and GMO International Opportunities Equity Allocation Fund (collectively, the "New Funds"), with respect to which the Trust and the Manager (as defined in the Agreement) desire that you serve as transfer agent under the terms of the Agreement.

            If you agree to so serve as transfer agent for each of the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each of the New Funds shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                    Sincerely,

                                    GMO TRUST

                                    By: ____________________________
                                         Name:
                                         Title:
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Investors Bank & Trust Company           -2-                        May 17, 2006

                                    GRANTHAM, MAYO,
                                    VAN OTTERLOO & CO. LLC

                                    By: ____________________________
                                        Name:
                                        Title:

The foregoing is hereby
accepted and agreed.

INVESTORS BANK & TRUST COMPANY

By: _____________________
      Name:
      Title: